Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of __________ __, 2024 (the “Effective Date”), by and between Monroe Federal Savings and Loan Association, a federal savings association (the “Association”) and Lewis Renollet (the “Executive”). The Association and Executive are sometimes collectively referred to herein as the “parties.” Any reference to the “Company” shall mean Monroe Federal Bancorp, Inc., the holding company of the Association. The Company is a signatory to this Agreement for the purpose of guaranteeing the Association’s performance hereunder.

WITNESSETH

WHEREAS, Executive is currently employed as President and Chief Executive Officer of the Association;

WHEREAS, the Association has adopted a Plan of Conversion pursuant to which the Association will convert to a federal stock savings association and become a wholly owned subsidiary of the Company;

WHEREAS, the Association desires to assure itself of the continued availability of the Executive’s services as provided in this Agreement; and

WHEREAS, the Executive is willing to serve the Association on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the terms and conditions hereinafter provided, the parties hereby agree as follows:

1.            POSITION AND RESPONSIBILITIES.

During the term of this Agreement Executive agrees to serve as President and Chief Executive Officer of the Association, and will perform all duties and will have all powers that are generally incident to the office of the President and Chief Executive Officer. Without limiting the generality of the foregoing, Executive will be responsible for the overall management of the Association, and will be responsible for establishing the business objectives, policies and strategic plans of the Association in conjunction with the Board of Directors of the Association (the “Board”). Executive also will be responsible for providing leadership and direction to all departments or divisions of the Association, and will be the primary contact between the Board and other officers and employees of the Association. As President and Chief Executive Officer, Executive will report directly to the Board. Executive also agrees to serve, if elected, as an officer and director of any affiliate of the Association.

2.             TERM AND DUTIES.

(a)            Three Year Contract; Annual Renewal. The term of this Agreement shall commence as of the Effective Date and continue until December 31, 2024. Commencing on January 1, 2025, the term shall continue thereafter for a period of three (3) years (the “Term”) and on January 1, 2026 and each January 1 thereafter (each, a “Renewal Date”), the Term of this Agreement shall renew for an additional year such that the remaining term of this Agreement is always three (3) years; provided, however, that in order for this Agreement to renew, the disinterested members of the Board of Directors of the Association (the “Board”) must take the following actions within the time frames set forth below prior to each Renewal Date: (i) at least thirty (30) days prior to the Renewal Date, conduct or review a comprehensive performance evaluation of Executive for purposes of determining whether to extend this Agreement; and (ii) affirmatively approve the renewal or non-renewal of this Agreement, which decision shall be included in the minutes of the Board’s meeting. If the decision of such disinterested members of the Board is not to renew this Agreement, then the Board shall provide Executive with a written notice of non-renewal (“Non-Renewal Notice”) prior to any Renewal Date, such that this Agreement shall terminate at the end of twenty-four (24) months following such Renewal Date. Notwithstanding the foregoing, in the event that the Company or the Association has entered into an agreement to effect a transaction which would be considered a Change in Control as defined below, then the term of this Agreement shall be extended and shall terminate thirty-six (36) months following the date on which the Change in Control occurs.

(b)            Termination of Agreement. Notwithstanding anything contained in this Agreement to the contrary, either Executive or the Association may terminate Executive’s employment with the Association at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.

(c)            Continued Employment Following Expiration of Term. Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Association and Executive may mutually agree.

(d)            Duties; Membership on Other Boards. During the term of this Agreement, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Board, Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Association; provided, however, that, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business or civic organizations, which, in the Board’s judgment, will not present any conflict of interest with the Association, or materially affect the performance of Executive’s duties pursuant to this Agreement. Executive shall provide the Board of Directors annually for its approval a list of organizations for which the Executive acts as a director or officer.

3.             COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a)            Base Salary. In consideration of Executive’s performance of the duties set forth in Section 2, the Association shall provide Executive the compensation specified in this Agreement. The Association shall pay Executive a salary of $199,500 per year (“Base Salary”). The Base Salary shall be payable biweekly, or with such other frequency as officers of the Association are generally paid. During the term of this Agreement, the Base Salary shall be reviewed at least annually by the Board or by a committee designated by the Board, and the Association may increase, but not decrease (except for a decrease that is generally applicable to all employees) Executive’s Base Salary. Any increase in Base Salary shall become “Base Salary” for purposes of this Agreement.

(b)            Bonus and Incentive Compensation. Executive shall be entitled to equitable participation in incentive compensation and bonuses in any plan or arrangement of the Association or the Company in which Executive is eligible to participate. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c)            Employee Benefits. The Association shall provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or from which he was deriving benefit immediately prior to the commencement of the term of this Agreement, and the Association shall not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites that would adversely affect Executive’s rights or benefits thereunder, except as to any changes that are applicable to all participating employees. Without limiting the generality of the foregoing provisions of this Section 3(c), Executive will be entitled to participate in and receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident insurance plans, medical coverage or any other employee benefit plan or arrangement made available by the Association and/or the Company in the future to its senior executives, including any stock benefit plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(d)            Paid Time Off. Executive shall be entitled to paid vacation time each year during the term of this Agreement (measured on a fiscal or calendar year basis, in accordance with the Association’s usual practices), as well as sick leave, holidays and other paid absences in accordance with the Association’s policies and procedures for senior executives. Any unused paid time off during an annual period shall be treated in accordance with the Association’s personnel policies as in effect from time to time.

(e)            Expense Reimbursements. The Association shall also pay or reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such clubs and organizations as Executive and the Board shall mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon presentation to the Association of an itemized account of such expenses in such form as the Association may reasonably require, provided that such payment or reimbursement shall be made as soon as practicable but in no event later than March 15 of the year following the year in which such right to such payment or reimbursement occurred.

4.             PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a)            Upon the occurrence of an Event of Termination (as herein defined) during the term of this Agreement, the provisions of this Section 4 shall apply; provided, however, that in the event such Event of Termination occurs within eighteen (18) months following a Change in Control (as defined in Section 5 hereof), Section 5 shall apply instead. As used in this Agreement, an “Event of Termination’’ shall mean and include any one or more of the following:

(i)             the involuntary termination of Executive’s employment hereunder by the Association for any reason other than termination governed by Section 5 (in connection with or following a Change in Control), Section 6 (due to Disability or death), Section 7 (due to Retirement), or Section 8 (for Cause), provided that such termination constitutes a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code (“Code”); or

(ii)            Executive’s resignation from the Association’s employ upon any of the following, unless consented to by Executive:

(A)            failure to appoint Executive to the position set forth in Section 1, or a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and responsibilities described in Section 1, to which Executive has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement by the Association);

(B)            a relocation of Executive’s principal place of employment to a location that is more than 25miles from the location of the Association’s principal executive offices as of the date of this Agreement;

(C)            a material reduction in the benefits and perquisites, including Base Salary, to Executive from those being provided as of the Effective Date (except for any reduction that is part of a reduction in pay or benefits that is generally applicable to officers or employees of the Association);

(D)            a liquidation or dissolution of the Association; or

(E)             a material breach of this Agreement by the Association.

Upon the occurrence of any event described in clause (ii) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation for “Good Reason” upon not less than thirty (30) days prior written notice given within a reasonable period of time (not to exceed ninety (90) days) after the event giving rise to the right to elect, which termination by Executive shall be an Event of Termination. The Association shall have thirty (30) days to cure the condition giving rise to the Event of Termination, provided that the Association may elect to waive said thirty (30) day period.

(b)            Upon the occurrence of an Event of Termination, the Association shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, the Base Salary and bonuses that Executive would be entitled to for the remaining unexpired term of the Agreement. For purposes of determining the bonus(es) payable hereunder, the bonus(es) will be deemed to be (i) equal to the highest bonus paid at any time during the prior three years, and (ii) otherwise paid at such time as such bonus would have been paid absent an Event of Termination. Such payments shall not be reduced in the event Executive obtains other employment following the Event of Termination. Notwithstanding the foregoing, Executive shall not be entitled to any payments or benefits under this Section 4 unless and until (i) Executive executes a release of his claims against the Association, the Company and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement (the “Release”), and (ii) the payments and benefits under this Section 4 shall begin on the 30th day following the date of the Executive’s Separation from Service, provided that before that date, the Executive has signed (and not revoked) the Release and the Release is irrevocable under the time period set forth under applicable law, provided further, that if the 30-day period spans two (2) calendar years, then, to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the payments and benefits will be paid, or commence, in the second calendar year.

(c)            Upon the occurrence of an Event of Termination, the Association shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a lump sum cash payment reasonably estimated to be equal to the present value of the contributions that would have been made on the Executive’s behalf under the Association’s defined contribution plans (e.g., 401(k) Plan, ESOP, and any other defined contribution plan maintained by the Association), as if Executive had continued working for the Association for the remaining unexpired term of the Agreement following such Event of Termination, earning the salary that would have been achieved during such period. Such payments shall be paid in a lump sum within thirty (30) days of the Executive’s Separation from Service and shall not be reduced in the event Executive obtains other employment following the Event of Termination.

(d)            Upon the occurrence of an Event of Termination, the Association shall provide, at the Association’s expense, for the remaining unexpired term of the Agreement, nontaxable medical and dental coverage substantially comparable, as reasonably available, to the coverage maintained by the Association for Executive prior to the Event of Termination, except to the extent such coverage may be changed in its application to all Association employees. Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Association to penalties, then the Association shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of such non-taxable medical and dental benefits, with such payment to be made by lump sum within) business days of the Date of Termination, or if later, the date on which the Association determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.

(e)            For purposes of this Agreement, a “Separation from Service” shall have occurred if the Association and Executive reasonably anticipate that either no further services will be performed by the Executive after the date of the Event of Termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the 12 months immediately preceding the Event of Termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). If Executive is a Specified Employee, as defined in Code Section 409A and any payment to be made under sub-paragraph (b) or (c) of this Section 4 shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service.

5.             CHANGE IN CONTROL.

(a)            Any payments made to Executive pursuant to this Section 5 are in lieu of any payments that may otherwise be owed to Executive pursuant to this Agreement under Section 4, such that Executive shall either receive payments pursuant to Section 4 or pursuant to Section 5, but not pursuant to both Sections.

(b)            For purposes of this Agreement, the term “Change in Control” shall mean:

(1)	Merger: The Company or the Association merges into or consolidates with another entity, or merges another Association or corporation into the Association or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Association immediately before the merger or consolidation;

(2)	Acquisition of Significant Share Ownership: A person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Association’s voting securities; provided, however, this clause (2) shall not apply to beneficial ownership of the Company’s or the Association’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(3)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Association’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Association’s Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by the board (or first nominated by the board for election by the stockholders or corporators) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(4)	Sale of Assets: The Company or the Association sells to a third party all or substantially all of its assets.

(5)	Notwithstanding anything herein to the contrary, a Change in Control shall not be deemed to have occurred in connection with a conversion of the Association from a mutual to a stock association and/or the Association’s reorganization as a subsidiary of the Company.

(c)            Upon the occurrence of a Change in Control followed within eighteen (18) months by an Event of Termination (as defined in Section 4 hereof), Executive, shall receive as severance pay or liquidated damages, or both, a lump sum cash payment equal to three times the sum of (i) Executive’s highest annual rate of Base Salary paid to Executive at any time under this Agreement, plus (ii) the highest bonus paid to Executive with respect to the three completed fiscal years prior to the Change in Control. Such payment shall be paid in a lump sum within ten (10) days of the Executive’s Separation from Service (within the meaning of Section 409A of the Code) and shall not be reduced in the event Executive obtains other employment following the Event of Termination.

(d)            Upon the occurrence of a Change in Control followed within eighteen (18) months by an Event of Termination (as defined in Section 4 hereof), the Association shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a lump sum cash payment reasonably estimated to be equal to the present value of the contributions that would have been made on Executive’s behalf under the Association’s defined contribution plans (e.g., 401(k) Plan, ESOP, and any other defined contribution plan maintained by the Association), as if Executive had continued working for the Association for thirty-six (36) months after the effective date of such termination of employment, earning the salary that would have been achieved during such period. Such payments shall be paid in a lump sum within ten (10) days of the Executive’s Separation from Service and shall not be reduced in the event Executive obtains other employment following the Event of Termination. If Executive is a Specified Employee, as defined in Code Section 409A and any payment to be made under this sub-paragraph (c) or (d) of this Section 5 shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive’s Separation from Service.

(e)            Upon the occurrence of a Change in Control followed within eighteen (18) months by an Event of Termination (as defined in Section 4 hereof), the Association (or its successor) shall provide at the Association’s (or its successor’s) expense, nontaxable medical and dental coverage substantially comparable, as reasonably available, to the coverage maintained by the Association for Executive prior to his termination, except to the extent such coverage may be changed in its application to all Association employees and then the coverage provided to Executive shall be commensurate with such changed coverage. Such coverage shall cease thirty-six (36) months following the termination of Executive’s employment. Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Association to penalties, then the Association shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of such non-taxable medical and dental benefits, with such payment to be made by lump sum within ) business days of the Date of Termination, or if later, the date on which the Association determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.

(f)            Notwithstanding the preceding paragraphs of this Section 5, in the event that the aggregate payments or benefits to be made or afforded to Executive in the event of a Change in Control would be deemed to include an “excess parachute payment” under Section 280G of the Internal Revenue Code or any successor thereto, then such payments or benefits shall be reduced to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Section 280G of the Code. In the event a reduction is necessary, then the cash severance payable by the Association pursuant to Section 5 shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Association under Section 5 being non-deductible to the Association pursuant to Section 280G of the Code and subject to excise tax imposed under Section 4999 of the Code.

6.             TERMINATION FOR DISABILITY OR DEATH.

(a)            Termination of Executive’s employment based on “Disability” shall be construed to comply with Section 409A of the Internal Revenue Code and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Association or the Company; or (iii) Executive is determined to be totally disabled by the Social Security Administration. The provisions of Sections 6(b) and (c) shall apply upon the termination of the Executive’s employment based on Disability. Upon the determination that Executive has suffered a Disability, disability payments hereunder shall commence within thirty (30) days.

(b)            Executive shall be entitled to receive benefits under all short-term or long-term disability plans maintained by the Association for its executives. To the extent such benefits are less than Executive’s Base Salary, the Association shall pay Executive an amount equal to the difference between such disability plan benefits and the amount of Executive’s Base Salary for the longer of one (1) year following the termination of his employment due to Disability or the remaining term of this Agreement, which shall be payable in accordance with the regular payroll practices of the Association.

(c)            The Association shall cause to be continued non-taxable medical and dental coverage substantially comparable, as reasonably available, to the coverage maintained by the Association for Executive prior to the termination of his employment based on Disability, except to the extent such coverage may be changed in its application to all Association employees or not available on an individual basis to an employee terminated based on Disability. This coverage shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Association; (ii) Executive’s full-time employment by another employer; (iii) expiration of the remaining term of this Agreement; or (iv) Executive’s death.

(d)            In the event of Executive’s death during the term of this Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary at the rate in effect at the time of Executive’s death in accordance with the regular payroll practices of the Association for a period of one (1) year from the date of Executive’s death, and the Association shall continue to provide non-taxable medical, and dental insurance benefits normally provided for Executive’s family (in accordance with its customary co-pay percentages) for twelve (12) months after Executive’s death. Such payments are in addition to any other life insurance benefits that Executive’s beneficiaries may be entitled to receive under any employee benefit plan maintained by the Association for the benefit of Executive, including, but not limited to, the Association’s tax-qualified retirement plans.

7.             TERMINATION UPON RETIREMENT.

Termination of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment at any time after Executive reaches age 65 or in accordance with any retirement policy established by the Board with Executive’s consent as it applies to him. Upon termination of Executive based on Retirement, no amounts or benefits shall be due Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Association and other plans to which Executive is a party.

8.             TERMINATION FOR CAUSE.

(a)            The Association may terminate Executive’s employment at any time, but any termination other than termination for “Cause,” as defined herein, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after termination for “Cause.” The term “Cause” as used herein, shall exist when there has been a good faith determination by the Board that there shall have occurred one or more of the following events with respect to the Executive:

(1)	personal dishonesty in performing Executive’s duties on behalf of the Association;

(2)	incompetence in performing Executive’s duties on behalf of the Association;

(3)	willful misconduct that in the judgment of the Board will likely cause economic damage to the Association or injury to the business reputation of the Association;

(4)	breach of fiduciary duty involving personal profit;

(5)	material breach of the Association’s Code of Ethics;

(6)	intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(7)	willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Association, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(8)	material breach by Executive of any provision of this Agreement.

Notwithstanding the foregoing, Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct described above and specifying the particulars thereof. Prior to holding a meeting at which the Board is to make a final determination whether Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that the Executive was guilty of conduct constituting Cause as described above, the Board may suspend the Executive from his duties hereunder for a reasonable period of time not to exceed fourteen (14) days pending a further meeting at which the Executive shall be given the opportunity to be heard before the Board. Upon a finding of Cause, the Board shall deliver to the Executive a Notice of Termination, as more fully described in Section 10 below.

(b)            For purposes of this Section 8, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Association. Any act, or failure to act, based upon the direction of the Board or based upon the advice of counsel for the Association shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Association.

9.            RESIGNATION FROM BOARDS OF DIRECTORS

In the event of Executive’s termination of employment due to an Event of Termination, Executive’s service as a director of the Association, the Company, and any affiliate of the Association or the Company shall immediately terminate. This Section 9 shall constitute a resignation notice for such purposes.

10.          NOTICE.

(a)            Any purported termination by the Association for Cause shall be communicated by Notice of Termination to Executive. If, within thirty (30) days after any Notice of Termination for Cause is given, Executive notifies the Association that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration, as provided in Section 20. Notwithstanding the pendency of any such dispute, the Association shall discontinue paying Executive’s compensation until the dispute is finally resolved in accordance with this Agreement. If it is determined that Executive is entitled to compensation and benefits under Section 4 or 5, the payment of such compensation and benefits by the Association shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).

(b)            Any other purported termination by the Association or by Executive shall be communicated by a “Notice of Termination” (as defined in Section 10(c)) to the other party. If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration as provided in Section 20. Notwithstanding the pendency of any such dispute, the Association shall continue to pay Executive his Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause); provided, however, that such payments and benefits shall not continue beyond the date that is 36 months from the date the Notice of Termination is given. In the event the voluntary termination by Executive of his employment is disputed by the Association, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, he shall return all cash payments made to him pending resolution by arbitration, with interest thereon at the prime rate as published in The Wall Street Journal from time to time, if it is determined in arbitration that Executive’s voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for his voluntary termination. If it is determined that Executive is entitled to receive severance benefits under this Agreement, then any continuation of Base Salary and other compensation and benefits made to Executive under this Section 10 shall offset the amount of any severance benefits that are due to Executive under this Agreement.

(c)            For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

11.          POST-TERMINATION OBLIGATIONS.

(a)            One Year Non-Solicitation. Executive hereby covenants and agrees that, for a period of one year following his termination of employment with the Association, he shall not, without the written consent of the Association, either directly or indirectly:

(i)            solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Association or the Company, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Association or the Company, or any of their direct or indirect subsidiaries or affiliates or has headquarters or offices within 25 miles of the locations in which the Association or the Company has business operations or has filed an application for regulatory approval to establish an office, or

(ii)           contact (with a view toward selling any product or service competitive with any product or service sold or proposed to be sold by the Company, the Association, or any subsidiary of such entities) any person, firm, association or corporation (A) to which the Company, the Association, or any subsidiary of such entities sold any product or service within thirty-six months of the Executive’s termination of employment, (B) which Executive solicited, contacted or otherwise dealt with on behalf of the Company, the Association, or any subsidiary of such entities within one year of the Executive’s termination of employment, or (C) which Executive was otherwise aware was a client of the Company, the Association, or any subsidiary of such entities at the time of termination of employment. Executive will not directly or indirectly make any such contact, either for his own benefit or for the benefit of any other person, firm, association, or corporation.

(b)            Six Month Non-Competition. Executive hereby covenants and agrees that, for a period of six months following his termination of employment with the Association, he shall not, without the written consent of the Association, either directly or indirectly become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity owner or stockholder, partner or trustee of any savings association, savings and loan association, savings and loan holding company, credit union, Association or Association holding company, insurance company or agency, any mortgage or loan broker or any other financial services entity or business that competes with the business of the Association or its affiliates or has headquarters or offices within 25 miles of Tipp City, Ohio. Notwithstanding the foregoing, this non-competition restriction shall not apply if Executive’s employment is terminated following a Change in Control or if the Association terminates the Executive for a reason other than Cause (as defined in this Agreement).

(c)            As used in this Agreement, “Confidential Information” means information belonging to the Association which is of value to the Association in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Association. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Association. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Association, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Association has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Association with respect to all Confidential Information. At all times, both during the Executive’s employment with the Association and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Association, except as may be necessary in the ordinary course of performing the Executive’s duties to the Association.

(d)            Executive shall, upon reasonable notice, furnish such information and assistance to the Association as may reasonably be required by the Association, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Association or any of its subsidiaries or affiliates.

(e)            All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 11. The parties hereto, recognizing that irreparable injury will result to the Association, its business and property in the event of Executive’s breach of this Section 11, agree that, in the event of any such breach by Executive, the Association will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Association, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Association or the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

12.          SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Association. The Company may accede to this Agreement but only for the purposed of guaranteeing payment and provision of all amounts and benefits due hereunder to Executive.

13.          EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Association or any predecessor of the Association and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

14.          NO ATTACHMENT; BINDING ON SUCCESSORS.

(a)            Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(b)            This Agreement shall be binding upon, and inure to the benefit of, Executive and the Association and their respective successors and assigns.

15.          MODIFICATION AND WAIVER.

(a)            This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)            No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16.          REQUIRED PROVISIONS.

(a)            The Association may terminate Executive’s employment at any time, but any termination by the Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.

(b)            If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Association’s affairs by a notice served under Section 8(e)(3) [12 USC §1818(e)(3)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, the Association’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Association may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)            If Executive is removed and/or permanently prohibited from participating in the conduct of the Association’s affairs by an order issued under Section 8(e)(4) [12 USC §1818(e)(4)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, all obligations of the Association under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)            If the Association is in default as defined in Section 3(x)(1) [12 USC §1813(x)(1)] of the Federal Deposit Insurance Act, all obligations of the Association under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)            All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Association, (i) by either the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System (collectively, the “Regulator”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) [12 USC §1823(c)] of the Federal Deposit Insurance Act; or (ii) by the Regulator or his or her designee at the time the Regulator or his or her designee approves a supervisory merger to resolve problems related to operation of the Association or when the Association is determined by the Regulator to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)             Notwithstanding anything herein contained to the contrary, any payments to Executive by the Association or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

17.          SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.          HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.          GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Ohio except to the extent superseded by federal law.

20.          ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the main office of the Association, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect. One arbitrator shall be selected by Executive, one arbitrator shall be selected by the Association and the third arbitrator shall be selected by the arbitrators selected by the parties. If the arbitrators are unable to agree within fifteen (15) days upon a third arbitrator, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

21.          INDEMNIFICATION.

(a)            Executive shall be provided with coverage under a standard directors’ and officers’ liability insurance policy, and shall be indemnified for the term of this Agreement and for a period of six years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Association or any affiliate (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board), provided, however, Executive shall not be indemnified or reimbursed for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

(b)            Any indemnification by the Association shall be subject to compliance with any applicable regulations of the Federal Deposit Insurance Corporation.

22.          Notice.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Association:	Chairman of the Board
Monroe Federal Savings and Loan Association
24 East Main Street
Tipp City, Ohio 45371

To Executive:	_______________________
At the address last appearing on the personnel records of the Association

IN WITNESS WHEREOF, the Association and the Company have caused this Agreement to be executed by their duly authorized representatives, and Executive has signed this Agreement, on the date first above written.

MONROE FEDERAL SAVINGS AND LOAN ASSOCIATION

By:
Chairman of the Board

MONROE FEDERAL BANCORP, INC.

By:
Chairman of the Board

EXECUTIVE